Exhibit 4.3

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:01 AM 11/28/1995
950274761 - 2545755

CERTIFICATE OF DESIGNATION
OF
BROADWAY FINANCIAL CORPORATION
FOR
NONCUMULATIVE PERPETUAL PREFERRED STOCK,
SERIES A

BROADWAY FINANCIAL CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) thereof,

HEREBY CERTIFIES:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors on November 2, 1995 duly adopted the following resolution creating a series of preferred stock to be designated “Noncumulative Perpetual Preferred Stock, Series A” and to consist of 100,000 shares:

WHEREAS, the Certificate of Incorporation of Broadway Financial Corporation, a Delaware corporation (the “Company”), provides that the Company shall have authority to issue up to 1,000,000 shares of Preferred Stock;

WHEREAS, the Certificate of Incorporation of the Company provides that the Board of Directors is authorized to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limitation the voting rights, the dividend rate and preference, redemption rights and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series;

NOW, THEREFORE, BE IT RESOLVED, that the designation, powers, preferences and relative, participating, optional and other special rights of the Noncumulative Perpetual Preferred Stock, Series A and such qualifications, limitations and restrictions thereof, are as set forth below:

Section 1.              Designation and Rank. There is hereby established a series of shares of Preferred Stock, which series of Preferred Stock shall be designated as the “Noncumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be

100,000. Each share of Series A Preferred Stock shall have a par value of $0.01 per share and a liquidation preference of $10.00 per share as hereinafter provided.

The Series A Preferred Stock shall be subordinate to all indebtedness of the Company. The Series A Preferred Stock shall be superior and prior in rank to the Common Stock and to all other Junior Stock to the extent set forth herein with respect to the declaration and payment of dividends and to distributions upon the liquidation, dissolution or winding up of the affairs of the Company. “Junior Stock” is defined for this purpose to mean the Common Stock and any other classes or series of equity securities of the Company not expressly designated as being on a parity with, or senior to, the Series A Preferred Stock. The Company shall have the power to create and issue additional Preferred Stock or other classes of stock ranking on a parity with the Series A Preferred Stock (“parity stock”), or that constitute Junior Stock, without any approval or consent of the Series A Preferred Stock.

The number of shares of Series A Preferred Stock may be increased or decreased from time to time by action of not loss than a majority of the members of the Board of Directors then in office; provided, that no decrease effected solely through such action of the Board of Directors shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series A Preferred Stock, or upon the conversion of any outstanding securities issued by the Company that are convertible into shares of Series A Preferred Stock.

Section 2.                                           Dividends.

A.            Payment of Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative quarterly cash dividends at an annual rate equal to 5% (the “Series A Dividend Rate”) of the $10.00 per share liquidation preference of such stock. Dividends on the Series A Preferred Stock (other than with respect to the Series A Initial Dividend Period, as defined below), shall be payable, if declared, in quarterly installments as of the first day of January, April, July and October of each year, or, if such day is not a business day, then on the next business day, to holders of record as of a date to be fixed by the Board of Directors of the Company not more than 60 days prior to the date any such dividend is paid. The initial period for dividends (the “Series A Initial Dividend Period”) shall commence on the date of initial issuance of the Series A Preferred Stock and shall end on and include February 29, 1996, and such dividend shall be payable as of April 1, 1996. Thereafter, quarterly dividend periods (each a “Series A Dividend Period,” which term also includes the Series A

Initial Dividend Period) shall commence on and include December 1, March 1, June 1 and September 1 of each year and shall end on and include the date preceding commencement of the next following Series A Dividend Period.

The amount of dividends per share for each full Series A Dividend Period shall be computed by dividing by four an amount equal to (i) the Series A Dividend Rate, (ii) multiplied by the amount of the liquidation preference of such share. Dividends for any period of less than a full three months shall be computed on the basis of a 360-day year composed of twelve 30 day months and the actual number of days elapsed in such period.

B.                                    Dividends Noncumulative. Dividends on the shares of Series A Preferred Stock shall be noncumulative. Accordingly, if a dividend on the shares of Series A Preferred Stock with respect to any Series A Dividend Period is not declared by the Board of Directors, then the Company shall not be obligated at any time to pay a dividend on the shares of Series A Preferred Stock in respect of such Series A Dividend Period, whether or not dividends are declared and paid in respect of any subsequent Series A Dividend Period.

C.                                    Priority as to Dividends. Unless full cash dividends on the Series A Preferred Stock for a Series A Dividend Period have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart), no full dividends may be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with the Series A Preferred Stock for any period. When cash dividends are not paid in full (or declared and a sum sufficient for such full payment so set apart) upon the Series A Preferred Stock or any series ranking, as to dividends, on a parity with the Series A Preferred Stock, no dividends may be declared on any series of stock ranking, as to dividends, junior to the Series A Preferred Stock and all dividends declared upon shares of Series A Preferred Stock and any such parity stock shall be declared pro rata based upon the respective amounts that would have been paid thereon had dividends been paid in full.

Unless (i) full cash dividends on the Series A Preferred Stock have been declared and paid or set aside for payment for the four most recent Series A Dividend Periods and (ii) the Company has declared a cash dividend on the Series A Preferred Stock at the annual dividend rate for the current Series A Dividend Period and sufficient funds have been set apart for the payment of such cash dividend, the Company may not declare or pay or set apart any funds for payment of any dividends (other than dividends payable in Junior Stock) or make any other distribution upon Junior Stock or redeem, purchase or otherwise acquire any Junior Stock for any consideration (and no monies may be paid to or made available for a sinking fund for the redemption of any shares of any such stock).

Section 3.                                           Liquidation Preference.

A.                                    Liquidating Distributions. Upon liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock shall be entitled to receive payment in full out of the assets of the Company, including its capital, $10.00 per share of Series A Preferred Stock, plus any dividends that have been declared but remain unpaid as of such date (the “Liquidation Amount”), before any amount shall be paid or distributed among the holders of the Common Stock or other Junior Stock.

If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series A Preferred Stock and all other outstanding parity stock cannot be paid in full, the holders of each series of such stock shall share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled.

After payment of the full preferential amount to which they are entitled upon any liquidation, dissolution or winding up, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Company.

B.                                    Consolidation, Merger or Certain Other Actions. The merger or consolidation of the Company into or with any other company or the merger of any other company into it, or the sale, lease or conveyance of all or part of the assets of the Company, shall not be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the Company.

Section 4.                                           Redemption.

The shares of the Series A Preferred Stock shall not be redeemable at the option of the holders thereof; provided, that the shares of the Series A Preferred Stock shall be redeemable at the option of the holders thereof upon the effectiveness of a merger, acquisition or sale of substantially all of the assets of the Company or of the Company’s wholly-owned subsidiary, Broadway Federal Bank, f.s.b. (the “Bank”), in any of which events the Company or the Bank, as the case may be, is not in substance the surviving entity. The Company shall provide written notice of any such transaction to the holders of the Series A Preferred Stock of record as provided herein not less than 30 days prior to the date such transaction is to become effective. The shares of the Series A Preferred Stock shall be redeemable at the option of the Company upon 30 days notice at any time. The Company shall, not less than 30 days prior to each such redemption, mail a written notice to the holder of record of the Series A Preferred Stock to be regulation, the Company may not, without the affirmative vote or consent of the holders of two-thirds of all outstanding shares of Series A Preferred Stock voting as a separate class, amend or otherwise alter or repeal any provision of the Company’s Certificate of Incorporation, including any amendments thereto, which would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock, including any amendment which would (i) authorize, create, issue or increase the authorized or issued amount of any class or series of any equity securities of the Company ranking prior thereto as to dividends or upon liquidation, dissolution or winding up of the Company or (ii) authorize, create, issue or increase any warrants, options or other rights convertible or exchangeable into or evidencing a right to purchase any amount of any such class or series.

Section 7.                                           No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of shares of Series A Preferred Stock.

Section 8.                                           Preemptive Rights.

No holder of shares of Series A Preferred Stock shall have any preemptive rights in respect of any shares of the Company that may be issued.

Section 9.                                           No Other Rights.

The shares of Series A Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional and other special rights except as set forth in the Certificate of Incorporation of the Company, including this Certificate of Designation or as otherwise required by law.

Section 10.                                    Compliance with Applicable Law.

Payments by the Company to holders of Series A Preferred Stock in respect of dividends or the redemption of shares of Series A Preferred Stock shall be subject to any restrictions and limitations placed on capital distributions by the Company under applicable law and regulations.